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                                                                       Exhibit 4

                               ARTISTDIRECT, INC.

                            STOCK PURCHASE AGREEMENT

            AGREEMENT made this _____ day of ___________________, _____ by and between ARTISTdirect, Inc., a Delaware corporation, and Jon Diamond, Optionee.

            All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the attached Appendix.

      A. EXERCISE OF OPTION

            1. EXERCISE. Optionee hereby purchases from the Corporation, and the Corporation hereby sells to Optionee ____________ shares of Common Stock (the "Purchased Shares") pursuant to that certain option (the "Option") granted Optionee on September 29, 2003 (the "Grant Date") to purchase up to 259,659 shares of Common Stock (the "Option Shares") at the exercise price of $0.85 per share (the "Exercise Price").

            2. PAYMENT. Concurrently with the delivery of this Agreement to the Corporation, Optionee shall pay the aggregate Exercise Price for the Purchased Shares in accordance with the provisions of the Option Agreement and shall deliver whatever additional documents may be required by the Option Agreement as a condition for exercise.

            3. STOCKHOLDER RIGHTS. Until such time as the Corporation exercises the Repurchase Right with respect to any Purchased Shares, Optionee (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to those Purchased Shares, subject, however, to the transfer restrictions of Articles B and C below.

      B. SECURITIES LAW COMPLIANCE

            1. RESTRICTED SECURITIES. While the Purchased Shares have been registered under the 1933 Act, Optionee hereby confirms that Optionee has been informed that the Purchased Shares are control securities under the 1933 Act because Optionee is an affiliate of the Corporation and accordingly, the Purchased Shares may not be resold or transferred except in compliance with the federal securities laws.

            2. RESTRICTIONS ON DISPOSITION OF PURCHASED SHARES. Optionee shall make no disposition of the Purchased Shares (other than a Permitted Transfer) unless and until Optionee shall have complied with all requirements of this Agreement applicable to the disposition of the Purchased Shares.

            The Corporation shall not be required (i) to transfer on its books any Purchased Shares which have been sold or transferred in violation of the provisions of this Agreement or (ii) to treat as the owner of the Purchased Shares, or otherwise to accord voting, dividend or



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liquidation rights to, any transferee to whom the Purchased Shares have been transferred in contravention of this Agreement.

      3. RESTRICTIVE LEGENDS. The stock certificates for the Purchased Shares shall be endorsed with one or more of the following restrictive legends (to the extent applicable):

      (a) "The shares represented by this certificate are "control" securities under the Securities Act of 1933 because the holder is an affiliate of the Corporation. The shares may not be sold or offered for sale in the absence of satisfactory assurances to the Corporation that such sale or offer complies with all applicable federal and state securities laws."

      (b) "The shares represented by this certificate are subject to certain repurchase rights and other restrictions on transfer granted to the Corporation and accordingly may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written agreement dated ____________, 20____ between the Corporation and the registered holder of the shares (or the predecessor in interest to the shares). A copy of such agreement is maintained at the Corporation's principal corporate offices."

Upon request by Optionee, the Corporation agrees to remove the legends above, in each case, when the applicable restrictions or repurchase rights have lapsed and are no longer applicable.

      C. TRANSFER RESTRICTIONS

            1. RESTRICTION ON TRANSFER. Except for any Permitted Transfer, Optionee shall not transfer, assign, encumber or otherwise dispose of any of the Purchased Shares which are subject to the Repurchase Right.

            2. TRANSFEREE OBLIGATIONS. Each person (other than the Corporation) to whom the Purchased Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Corporation that such person is bound by the provisions of this Agreement and that the transferred shares are subject to the Repurchase Right to the same extent such shares would be so subject if retained by Optionee.

            3. LOCK-UP. Optionee agrees that prior to the one-year anniversary of the commencement of his employment with the Corporation (or any earlier date upon which Optionee's Service ceases by reason of an Involuntary Termination), he will not sell, make any short sale of, hedge, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to the Purchased Shares without the written consent of the Corporation's Board.



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      D. REPURCHASE RIGHT

            1. GRANT. The Corporation is hereby granted the right (the "Repurchase Right"), exercisable at any time during the sixty (60)-day period following the date Optionee ceases for any reason to remain in Service or (if later) during the sixty (60)-day period following the execution date of this Agreement, to repurchase at the Exercise Price any or all of the Purchased Shares in which Optionee is not, at the time of his cessation of Service, vested in accordance with the Vesting Schedule applicable to those shares or the special vesting acceleration provisions of Paragraph D.6 of this Agreement (such shares to be hereinafter referred to as the "Unvested Shares").

            2. EXERCISE OF THE REPURCHASE RIGHT. The Repurchase Right shall be exercisable by written notice delivered to each Owner of the Unvested Shares prior to the expiration of the sixty (60)-day exercise period. The notice shall indicate the number of Unvested Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice. The stock certificates representing the Unvested Shares to be repurchased shall be delivered to the Corporation on the closing date specified for the repurchase. Concurrently with the receipt of such stock certificates, the Corporation shall pay to Owner, in cash, an amount equal to the Exercise Price previously paid for the Unvested Shares which are to be repurchased from Owner. Notwithstanding the foregoing, in the event such stock certificates are not delivered to the Corporation at the time the Exercise Price is so paid, such Unvested Shares shall nonetheless be deemed cancelled as of the time of such payment and the Corporation may take such action as is necessary, including the imposition of stop transfer orders, with respect to such Unvested Shares. The Corporation's right to exercise the Repurchase Right shall be conditioned on the Corporation having taken all corporate action required to be taken to exempt such repurchase from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3(e), or successor rule, thereunder, and providing the Owner with satisfactory written evidence thereof with its notice of exercise.

            3. TERMINATION OF THE REPURCHASE RIGHT. The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Paragraph D.2. In addition, the Repurchase Right shall terminate and cease to be exercisable with respect to any and all Purchased Shares in which Optionee vests in accordance with the Vesting Schedule or the special acceleration provisions of Paragraph D.6 of this Agreement. All Purchased Shares as to which the Repurchase Right lapses shall, however, remain subject to any Lock-up restrictions set forth in Paragraph C.3 hereof.

            4. AGGREGATE VESTING LIMITATION. If the Option is exercised in more than one increment so that Optionee is a party to one or more other Stock Purchase Agreements (the "Prior Purchase Agreements") which are executed prior to the date of this Agreement, then the total number of Purchased Shares as to which Optionee shall be deemed to have a fully-vested interest under this Agreement and all Prior Purchase Agreements shall not exceed in the aggregate the number of Purchased Shares in which Optionee would otherwise at the time be vested, in accordance with the Vesting Schedule or the special vesting acceleration provisions of



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Paragraph D.6 of this Agreement, had all the Purchased Shares (including those acquired under the Prior Purchase Agreements) been acquired exclusively under this Agreement.

            5. RECAPITALIZATION. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to any of the Purchased Shares shall be immediately subject to the Repurchase Right, but only to the extent those Purchased Shares are at the time covered by such right. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Purchased Shares subject to this Agreement and to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such Recapitalization upon the Corporation's capital structure; provided, however, that the aggregate purchase price shall remain the same.

            6. SPECIAL VESTING ACCELERATION.

            (a) If Optionee ceases Service by reason of any Involuntary Termination, Optionee thereupon shall be deemed to be fully vested in all of the Purchased Shares (and none of the Purchased Shares shall be subject to the Repurchase Right).

            (b) If the Repurchase Right is NOT assigned to a surviving or successor entity (or its parent) and is NOT otherwise continued in full force and effect pursuant to the terms of a Corporate Transaction, then the Repurchase Right shall terminate automatically in its entirety, and all the Purchased Shares shall vest in full, immediately prior to the consummation of such Corporate Transaction.

      E. SPECIAL TAX ELECTION

            The acquisition of the Purchased Shares may result in adverse tax consequences which may be avoided or mitigated by filing an election under Code
Section 83(b). Such election must be filed within thirty (30) days after the date of this Agreement. A description of the tax consequences applicable to the acquisition of the Purchased Shares and the form for making the Code Section 83(b) election are set forth in Exhibit I. OPTIONEE SHOULD CONSULT WITH HIS TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ACQUIRING THE PURCHASED SHARES AND THE ADVANTAGES AND DISADVANTAGES OF FILING THE CODE SECTION 83(b) ELECTION. OPTIONEE ACKNOWLEDGES THAT IT IS OPTIONEE'S SOLE RESPONSIBILITY, AND NOT THE CORPORATION'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF OPTIONEE REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF.



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      F. GENERAL PROVISIONS

            1. ASSIGNMENT. The Corporation may assign the Repurchase Right (subject to its terms) to any person or entity selected by the Board, including (without limitation) one or more stockholders of the Corporation.

            2. NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery, one business day after being delivered to a reputable overnight courier service, or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

            3. NO WAIVER. The failure of the Corporation in any instance to exercise the Repurchase Right shall not constitute a waiver of any other repurchase rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Corporation and Optionee. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

            4. CANCELLATION OF SHARES. If the Corporation shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed purchased in accordance with the applicable provisions hereof, and the Corporation shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

      G. MISCELLANEOUS PROVISIONS

            1. OPTIONEE UNDERTAKING. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Optionee or the Purchased Shares pursuant to the provisions of this Agreement.

            2. AGREEMENT IS ENTIRE CONTRACT. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

            3. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without resort to that State's conflict-of-laws rules.



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            4. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            5. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Optionee, Optionee's permitted assigns and the legal representatives, heirs and legatees of Optionee's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.


                                        ARTISTDIRECT, INC.

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                        Address:
                                                --------------------------------


                                        By:
                                           -------------------------------------
                                                  OPTIONEE:  JON DIAMOND

                                        Address:
                                                --------------------------------


                                                --------------------------------




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                             SPOUSAL ACKNOWLEDGMENT

            The undersigned spouse of Optionee has read and hereby approves the foregoing Stock Purchase Agreement. In consideration of the Corporation's granting Optionee the right to acquire the Purchased Shares in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the right of the Corporation (or its assigns) to purchase any Purchased Shares in which Optionee is not vested at time of his cessation of Service.

                                        By:
                                           -------------------------------------
                                                    OPTIONEE'S SPOUSE

                                        Address:
                                                --------------------------------


                                                --------------------------------



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                                   EXHIBIT I

                      FEDERAL INCOME TAX CONSEQUENCES AND
                           SECTION 83(b) TAX ELECTION

            FEDERAL INCOME TAX CONSEQUENCES AND SECTION 83(b) ELECTION FOR EXERCISE OF NON-STATUTORY OPTION. If the Purchased Shares are acquired pursuant to the exercise of a Non-Statutory Option, as specified in the Grant Notice, then under Code Section 83, the excess of the fair market value of the Purchased Shares on the date any forfeiture restrictions applicable to such shares lapse over the Exercise Price paid for those shares will be reportable as ordinary income on the lapse date. For this purpose, the term "forfeiture restrictions" includes the right of the Corporation to repurchase the Purchased Shares pursuant to the Repurchase Right. However, Optionee may elect under Code Section 83(b) to be taxed at the time the Purchased Shares are acquired, rather than when and as such Purchased Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of the Agreement. Even if the fair market value of the Purchased Shares on the date of the Agreement equals the Exercise Price paid (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. The form for making this election is attached as part of this exhibit. FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30)-DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME BY OPTIONEE AS THE FORFEITURE RESTRICTIONS LAPSE.



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                             SECTION 83(b) ELECTION

            This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

      The taxpayer who performed the services is:

      Name:
      Address:
      Taxpayer Ident. No.:

      The property with respect to which the election is being made is _____________ shares of the common stock of ARTISTdirect, Inc.

      The property was issued on ______________, _____.

      The taxable year in which the election is being made is the calendar year _____.

      The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer's service with the issuer terminates. The issuer's repurchase right will lapse in a series of annual installments over a three (3)-year period ending on ___________, 200__.

      The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $__________per share.

      The amount paid for such property is $___________ per share.

      A copy of this statement was furnished to ARTISTdirect, Inc. for whom taxpayer rendered the services underlying the transfer of property.

      This statement is executed on _________________, ______.




_____________________________________    _______________________________________
Spouse (if any)                          Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her federal income tax returns and must be made within thirty (30) days after the execution date of the Stock Purchase Agreement. This filing should be made by registered or certified mail, return receipt requested. Optionee must retain two (2) copies of the completed form for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.



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                                    APPENDIX

      The following definitions shall be in effect under the Agreement:

      A. AGREEMENT shall mean this Stock Purchase Agreement.

      B. BOARD shall mean the Corporation's Board of Directors.

      C. CAUSE shall have the meaning given such term in the Employment
Agreement.

      D. CODE shall mean the Internal Revenue Code of 1986, as amended.

      E. COMMON STOCK shall mean the Corporation's common stock.

      F. CORPORATE TRANSACTION shall mean any of the following transactions effecting a change in control or ownership of the Corporation:

            (i) a stockholder-approved merger or consolidation in which the Corporation is merged into or consolidated with any other corporation or entity and immediately following consummation of the transaction the persons who held the Corporation's capital stock immediately prior to such transaction hold less than an aggregate of fifty percent (50%) of the total combined voting power of the surviving entity's outstanding securities, or

            (ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation's assets, or

            (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

      G. CORPORATION shall mean ARTISTdirect, Inc., a Delaware corporation, and any surviving or successor entity to all or substantially all of the assets or voting stock of ARTISTdirect, Inc.

      H. EMPLOYEE shall mean the Optionee in his capacity as an employee of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

      I. EMPLOYMENT AGREEMENT shall mean that certain Employment Agreement dated as of September 29, 2003, between Optionee and the Corporation.



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      J. EXERCISE PRICE shall have the meaning assigned to such term in
Paragraph A.1.

      K. GOOD REASON shall have the meaning given such term in the Employment Agreement.

      L. GRANT DATE shall have the meaning assigned to such term in Paragraph
A.1.

      M. GRANT NOTICE shall mean the Notice of Grant of Stock Option pursuant to which Optionee has been informed of the basic terms of the Option.

      N. INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

            (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than (X) for Cause or (Y) by reason of death or Permanent Disability, or

            (ii) Optionee's voluntary resignation for Good Reason.

      O. 1933 ACT shall mean the Securities Act of 1933, as amended.

      P. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

      Q. OPTION shall have the meaning assigned to such term in Paragraph A.1.

      R. OPTION AGREEMENT shall mean all agreements and other documents evidencing the Option.

      S. OPTIONEE shall mean the person to whom the Option is granted.

      T. OWNER shall mean Optionee and all subsequent holders of the Purchased Shares who derive their chain of ownership through a Permitted Transfer from Optionee.

      U. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      V. PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

      W. PERMITTED TRANSFER shall mean (i) a gratuitous transfer of the Purchased Shares, provided and only if Optionee obtains the Corporation's prior written consent to such transfer,



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(ii) a transfer of title to the Purchased Shares effected pursuant to Optionee's will or the laws of inheritance following Optionee's death, (iii) a transfer to the Corporation in pledge as security for any purchase-money indebtedness incurred by Optionee in connection with the acquisition of the Purchased Shares, or (iv) a transfer of the Purchased Shares to a trust for the sole benefit of Optionee or his immediately family.

      X. PRIOR PURCHASE AGREEMENT shall have the meaning assigned to such term in Paragraph D.4.

      Y. PURCHASED SHARES shall have the meaning assigned to such term in Paragraph A.1.

      Z. RECAPITALIZATION shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Corporation's outstanding Common Stock as a class without the Corporation's receipt of consideration.

      AA. REPURCHASE RIGHT shall mean the right granted to the Corporation in accordance with Article D.

      BB. SERVICE shall mean the Optionee's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.

      CC. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      DD. VESTING SCHEDULE shall mean the vesting schedule specified in the Grant Notice pursuant to which the Optionee is to vest in the Option Shares in a series of installments over his period of Service; provided, the Option Shares are subject to accelerated vesting pursuant to Section D.6 of the Agreement.

      EE. UNVESTED SHARES shall have the meaning assigned to such term in Paragraph D.1.



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